CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Performance Leveraged Upside Securities due 2013	$5,575,000	$647.26

April 2011 Pricing Supplement No. 749 Registration Statement No. 333-156423 Dated April 6, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM
The Trigger PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of Trigger PLUS that you hold, an amount in cash that may be greater than, equal to or less than the stated principal amount  based upon the closing value of the underlying index on the valuation date and upon whether the closing value of the underlying index has decreased to or below a specified trigger level at any time on any index business day during the specified observation period, subject to the maximum payment at maturity.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	April 11, 2013
Underlying index:	S&P 500® Index
Aggregate principal amount:	$5,575,000
Payment at maturity:	If the final index value is greater than the initial index value,
$10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but the index level has not decreased to or below the trigger level at any time on any day during the observation period,
$10
If the final index value is less than or equal to the initial index value and the index level has decreased to or below the trigger level at any time on any day during the observation period,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,335.54, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index level:
The value of the underlying index at any time during regular trading hours on any index business day during the observation period as published under Bloomberg ticker symbol “SPX” or any successor symbol, or in the case of any successor index, the Bloomberg ticker symbol for any such successor index

Trigger level:	934.878, which is 70% of the initial index value
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from and including the index business day immediately following the pricing date to and including the valuation date

Valuation date:	April 8, 2013, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	$13.10 per Trigger PLUS (131% of the stated principal amount).
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	April 6, 2011
Original issue date:	April 11, 2011 (3 business days after the pricing date)
CUSIP/ISIN:	61760E572/US61760E5722
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$10	$0.1125	$9.8875
Total	$5,575,000	$62,718.75	$5,512,281.25
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.1125 for each Trigger PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon (i) the closing value of the underlying index on the valuation date and (ii) whether the value of the underlying index has decreased to or below the trigger level at any time on any day during the specified observation period, subject to the maximum payment at maturity.  The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 6, 2011	April 11, 2011 (3 business days after the pricing date)	April 11, 2013, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$5,575,000
Original issue price:	$10 per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If the final index value is greater than the initial index value,
$10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but the index level has not decreased to or below the trigger level at any time on any day during the observation period,
$10
If the final index value is less than or equal to the initial index value and the index level has decreased to or below the trigger level at any time on any day during the observation period,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,335.54, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date as published by the underlying index publisher
Index level:
The value of the underlying index at any time during regular trading hours on any index business day during the observation period as published under Bloomberg ticker symbol “SPX” or any successor symbol, or in the case of any successor index, the Bloomberg ticker symbol for any such successor index

Trigger level:	934.878, which is 70% of the initial index value
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from and including the index business day immediately following the pricing date to and including the valuation date as such date may be adjusted for certain market disruption events.

Valuation date:	April 8, 2013, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	$13.10 per Trigger PLUS (131% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

April 2011	Page 2

Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	61760E572
ISIN:	US61760E5722
Minimum ticketing size:	100 Trigger PLUS
Tax considerations:
Although the issuer believes that, under current law, the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Supplemental information regarding discontinuance of the S&P 500® Index
If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, any index business day (on which determination need be made as to whether the index level of the underlying index decreases to or below the trigger level) and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value of the S&P 500® Index for such index business day.  Following any such determination, the calculation agent will not compute the intra-day level of the underlying index on any index business day and will instead rely on the index closing value as computed by the calculation agent for the purpose of determining whether the index level of the underlying index decreases to or below the trigger level.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in stocks of the underlying index and futures and options contracts on the underlying index.  Such purchase activity could have increased the value of the underlying index, and, accordingly, could have increased the initial index value and trigger level of the Trigger PLUS, and, therefore could have increased the level above which the underlying index must remain over the term of the Trigger PLUS and the level at which the underlying index must close on the valuation date before investors would receive at maturity a payment equal to or greater than the stated principal amount of the Trigger PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS by purchasing and selling the stocks of the underlying index and options contracts on the underlying index or positions in any other available

April 2011	Page 3

Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

securities or instruments that we may wish to use in connection with such hedging activities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Benefit Plan Investor Considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

April 2011	Page 4

Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.1125 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon (i) the final index value of the underlying index and (ii) whether the index level of the underlying index has decreased to or below the trigger level at any time on any day during the observation period, subject to the maximum payment at maturity, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, but the index level has not declined to or below the trigger level at any time on any day during the observation period, you will receive a payment at maturity equal to:

$10 per Trigger PLUS (the stated principal amount)

If the final index value is less than or equal to the initial index value, and the index level has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the underlying index on the valuation date, which will be equal to:

$10   X   Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, the payment at maturity will be less than or equal to the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than zero.

April 2011	Page 6

Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Hypothetical Payments on the Trigger PLUS

The following examples illustrate the payment at maturity on the Trigger PLUS for a range of hypothetical final index values, taking into account whether or not the index level for the S&P® 500 Index decreased to or below the trigger level at any time on any day during the observation period.

The hypothetical examples are based on the following values:

Hypothetical initial index value:	1,300

Hypothetical trigger level:	910 (70% of the initial index value, representing a 30% decline)

Maximum payment at maturity:	$13.10 (131% of the stated principal amount)

Leverage factor:	150%

TABLE 1:  Final index value is greater than the initial index value.  This table represents the hypothetical payment at maturity on a $10 investment in the Trigger PLUS when the final index value is greater than the hypothetical initial index value of 1,300.  In this scenario, any decrease of the index level to or below the trigger level during the observation period is irrelevant to the payment at maturity.  In each case, the payment at maturity is subject to the maximum payment at maturity, and the investor will realize the maximum payment at maturity at a final index value that is equal to or greater than approximately 120.67% of the initial index value, due to the 150% leverage factor.
Hypothetical final index value	% change from initial index value	Has the index level declined to or below the trigger level during the observation period?	Payment at maturity of Trigger PLUS
1,365	5%	No	$10.75
1,495	15%	No	$12.25
1,568.71	20.67%	Yes	$13.10
1,950	50%	No	$13.10
2,340	80%	Yes	$13.10

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Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

TABLE 2: Final index value is less than or equal to the initial index value but the index level has not declined to or below the trigger level at any time on any day during the observation period.  This table represents the hypothetical payment at maturity on a $10 investment in the Trigger PLUS on the basis that the final index value is less than or equal to the hypothetical initial index value of 1,300 but that the index level has not decreased to or below the hypothetical trigger level of 910 (a 30% decline from the hypothetical initial index value) at any time on any day during the observation period.
Hypothetical final index value	% change from initial index value	Has the index level declined to or below the trigger level during the observation period?	Payment at maturity of Trigger PLUS
1,170	–10%	No	$10.00
1,105	–15%	No	$10.00
1,040	–20%	No	$10.00
923	–29%	No	$10.00

TABLE 3:  Final index value is less than or equal to the initial index value and the index level has declined to or below the trigger level at any time on any day during the observation period.  This table represents the hypothetical payment at maturity on a $10 investment in the Trigger PLUS on the basis that the final index value is less than or equal to the hypothetical initial index value of 1,300 and that the index level has decreased to or below the hypothetical trigger level of 910 (a 30% decline from the hypothetical initial index value) at any time on any day during the observation period.
Hypothetical final index value	% change from initial index value	Has the index level declined to or below the trigger level during the observation period?	Payment at maturity of Trigger PLUS
1,170	–10%	Yes	$9.00
910	–30%	Yes	$7.00
780	–40%	Yes	$6.00
650	–50%	Yes	$5.00
520	–60%	Yes	$4.00

Because the value of the underlying index may be subject to significant fluctuations during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend on (i) whether the final index value of the underlying index is greater than, equal to or less than the initial index value and (ii) whether the index level has or has not decreased to or below the trigger level at any time on any day during the observation period, subject to the maximum payment at maturity.

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Trigger PLUS Based on the Value of the S&P 500® Index due April 11, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, and the index level has decreased to or below the trigger level at any time on any day during the observation period, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪
Appreciation potential is limited.  The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $13.10, or 131% of the stated principal amount of the Trigger PLUS.   Although the leverage factor provides 150% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 131% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than approximately 20.6667% of the initial index value will not further increase the return of the Trigger PLUS.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, whether the value of the underlying index decreases to or below the trigger level at any time on any day during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Not equivalent to investing in the underlying index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks.  As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return

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under the terms of the Trigger PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Trigger PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and whether the index level has decreased to or below the trigger level at any time on any day during the observation period, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index level during the observation period or the final index value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS. One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the underlying index, and, accordingly, could have increased the initial index value and trigger level of the Trigger PLUS, and, therefore could have increased the level above which the underlying index must remain over the term of the Trigger PLUS and the level at which the underlying index must close on the valuation date before investors would receive at maturity a payment worth as much as the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the underlying index at any time on any day during the observation period, including on the valuation date, decreases to or below the trigger level and, therefore, whether an investor would receive less than the stated principal amount of the Trigger PLUS at maturity.

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The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provides for the return of principal except where the final index value is less than the initial index value and the index has declined to or below the trigger level, the risk that it would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the S&P 500® Index

The S&P 500® Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2006 through April 6, 2011.  The closing value of the underlying index on April 6, 2011 was 1,335.54.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date or during the observation period.
S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter (through April 6, 2011)	1,335.54	1,332.41	1,335.54

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Underlying Index Historical Performance – Daily Closing Values January 1, 2006 to April 6, 2011

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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